Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TK Star Design, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC (the “Registration Statement”), of our report dated November 11, 2008, relating to the balance sheets of TK Star Design, Inc. as of December 31, 2007 and 2006, and the related statement of operations, stockholders’ equity, and cash flows for the two years then ended, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

December 23, 2008